                                                                    EXHIBIT 10.6

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                              AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                   SYNTHETIC AMERICAN FUEL ENTERPRISES II, LLC

                          Dated as of January 28, 2003

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                                TABLE OF CONTENTS

                                                                                                                PAGES
                                                                                                                -----
ARTICLE I DEFINITIONS............................................................................................   2
Section 1.1.         Definitions.................................................................................   2

ARTICLE II FORMATION; OFFICES; TERM..............................................................................  11
Section 2.1.         Formation and Continuation of the Company...................................................  11
Section 2.2.         Name, Office and Registered Agent...........................................................  12
Section 2.3.         Purpose.....................................................................................  12
Section 2.4.         Term........................................................................................  12
Section 2.5.         Organizational and Fictitious Name Filings; Presentation of Limited Liability...............  12
Section 2.6.         No Partnership Intended.....................................................................  13

ARTICLE III RIGHTS AND OBLIGATIONS OF THE MEMBERS................................................................  13
Section 3.1.         Members; Membership Interest................................................................  13
Section 3.2.         Meetings....................................................................................  13
Section 3.3.         Management Rights...........................................................................  14
Section 3.4.         Other Activities............................................................................  14
Section 3.5.         No Right to Withdraw........................................................................  14
Section 3.6.         Limitation of Liability of Members..........................................................  14
Section 3.7.         Deficit Upon Liquidation....................................................................  15
Section 3.8.         Company Property; Membership Interests......................................................  15
Section 3.9.         Retirement, Resignation, Expulsion, Incompetency, Bankruptcy or Dissolution of a Member.....  15
Section 3.10.        Exercise Under the Security Agreements......................................................  15

ARTICLE IV CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS...............................................................  16
Section 4.1.         Capital Contributions.......................................................................  16
Section 4.2.         Written Requests............................................................................  18
Section 4.3.         Capital Accounts............................................................................  18
Section 4.4.         Defaulted Capital Contributions.............................................................  18
Section 4.5.         Working Capital Loans.......................................................................  20
Section 4.6.         No Third Party Beneficiary..................................................................  20
Section 4.7.         No Deficit Capital Account Restoration......................................................  21

ARTICLE V ALLOCATIONS............................................................................................  21
Section 5.1.         Allocations.................................................................................  21
Section 5.2.         Special Allocations.........................................................................  21
Section 5.3.         Tax Allocations.............................................................................  22
Section 5.4.         Transfer or Change in Company Interest......................................................  23

ARTICLE VI DISTRIBUTIONS.........................................................................................  23
Section 6.1.         Distributions...............................................................................  23
Section 6.2.         Withdrawal of Capital.......................................................................  23
Section 6.3.         Withholding Taxes...........................................................................  23
Section 6.4.         Limitation upon Distributions...............................................................  24

ARTICLE VII ACCOUNTING AND RECORDS...............................................................................  24
Section 7.1.         Fiscal Year.................................................................................  24
Section 7.2.         Books and Records and Inspection............................................................  24
Section 7.3.         Bank Accounts, Notes and Drafts.............................................................  25
Section 7.4.         Financial Statements........................................................................  25
Section 7.5.         Partnership Status and Tax Elections........................................................  26
Section 7.6.         Company Tax Returns.........................................................................  27
Section 7.7.         Tax Audits..................................................................................  27

ARTICLE VIII MANAGEMENT..........................................................................................  28
Section 8.1.         Management..................................................................................  28
Section 8.2.         Administrative Member.......................................................................  28
Section 8.3.         Members.....................................................................................  29
Section 8.4.         Board of Managers...........................................................................  31
Section 8.5.         Insurance...................................................................................  32
Section 8.6.         Duties......................................................................................  32
Section 8.7.         Chemical Change Testing.....................................................................  32
Section 8.8.         Limitation on Damages.......................................................................  32
Section 8.9.         Suspension of Production....................................................................  32

ARTICLE IX BUDGET................................................................................................  33
Section 9.1.         Preparation.................................................................................  33
Section 9.2.         Content.....................................................................................  33
Section 9.3.         Amendments and Supplements..................................................................  33

ARTICLE X TRANSFERS; RIGHT OF FIRST REFUSAL, PUT RIGHT...........................................................  33
Section 10.1.        Prohibited Transfers........................................................................  33
Section 10.2.        Conditions to Transfer by MHSI..............................................................  33
Section 10.3.        Conditions of Transfer by Buyer.............................................................  34
Section 10.4.        Indirect Transfers..........................................................................  35
Section 10.5.        Right of First Refusal......................................................................  35
Section 10.6.        Admission...................................................................................  35
Section 10.7.        Future Cooperation..........................................................................  35
Section 10.8.        Put and Redemption Rights...................................................................  36

ARTICLE XI DISSOLUTION AND WINDING-UP............................................................................  36
Section 11.1.        Events of Dissolution.......................................................................  36
Section 11.2.        Distribution of Assets......................................................................  37
Section 11.3.        In-Kind Distributions.......................................................................  37
Section 11.4.        Certificate of Cancellation.................................................................  37

ARTICLE XII MISCELLANEOUS........................................................................................  37
Section 12.1.        Notices.....................................................................................  37
Section 12.2.        Amendment...................................................................................  38
Section 12.3.        Partition...................................................................................  38
Section 12.4.        Waivers and Modifications...................................................................  38
Section 12.5.        Severability................................................................................  38
Section 12.6.        Successors; No Third-Party Beneficiaries....................................................  39
Section 12.7.        Entire Agreement............................................................................  39

Section 12.8.        Public Announcements........................................................................  39
Section 12.9.        Governing Law...............................................................................  39
Section 12.10.       Further Assurances..........................................................................  39
Section 12.11.       Counterparts................................................................................  39
Section 12.12.       Consent to Jurisdiction.....................................................................  39
Section 12.13.       Confidentiality.............................................................................  40
Section 12.14.       Joint Efforts...............................................................................  41
Section 12.15.       Specific Performance........................................................................  41
Section 12.16.       Survival....................................................................................  41
Section 12.17.       Construction................................................................................  41
Section 12.18.       Other Activities............................................................................  41
Section 12.19.       Effective Date..............................................................................  41

SCHEDULES

    Schedule 1.1                Tax Credit Methodology
    Schedule 8.3(a)             Consent Recipients
    Schedule 8.3(a)(xv)         Chemical Reagent Concentrations
    Schedule 8.3(a)(xix)        Requirements for Specific Member Approval
    Schedule 8.3(a)(xviii)      Testing Protocol

EXHIBITS

    Exhibit A                   Members, Initial Capital Contributions, Initial
                                Capital Account Balances & Membership Interests
    Exhibit B                   Board of Managers of the Company
    Exhibit C                   Budget of the Company
    Exhibit D                   Reconveyance Representations and Warranties
    Exhibit E                   Capital Contribution Schedule

                              AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                   SYNTHETIC AMERICAN FUEL ENTERPRISES II, LLC

                THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of Synthetic American Fuel Enterprises II, LLC, a Delaware limited liability company (the "Company"), is made and entered into as of January 28, 2003, by and among Synthetic American Fuel Enterprises Holdings, Inc., an Oregon corporation ("Holdings"), Marriott Hotel Services, Inc., a Delaware corporation ("MHSI"), and Serratus LLC a Delaware limited liability company ("Buyer" and collectively with Holdings and MHSI, the "Members")

                              W I T N E S S E T H :

                WHEREAS, the Company was formed by virtue of its Articles of Organization filed with the Secretary of State of the State of Oregon on December 20, 1996, as amended on November 21, 2001 to change the name of the Company from PacifiCorp Syn Fuel LLC to Synthetic American Fuel Enterprises II, LLC, and is governed by the Operating Agreement of the Company, effective as of December 31, 1996, between Birmingham Syn Fuel I, Inc. ("BSF I") and Birmingham Syn Fuel II, Inc. ("BSF II"), as amended by the First Amendment to Operating Agreement of the Company between BSF I and BSF II, effective as of October 14, 2001 (collectively, the "Original Operating Agreement");

                WHEREAS, the Company converted to a Delaware limited liability company by virtue of its Certificate of Formation and Certificate of Conversion filed with the Secretary of State of the State of Delaware on December 19, 2002;

                WHEREAS, the Company owns one synthetic fuel production facility located at the Willow Lake mine near Harrisburg, Illinois and two synthetic fuel production facilities located at the Shoal Creek mine, near Adger, Alabama;

                WHEREAS, Buyer currently owns 0.1% Membership Interest in the Company;

                WHEREAS, pursuant to the Agreement for Purchase of Membership Interest among MHSI, Holdings and Buyer dated January 28, 2003 (the "Purchase Agreement"), Holdings has agreed to sell to Buyer effective as of the Closing Date a 48.8% Membership Interest; and

                WHEREAS, the parties hereto desire for Buyer to be admitted as a member of the Company and for the Original Operating Agreement to be amended and restated as stated herein.

                NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend, restate and replace the Original

Operating Agreement in its entirety and to continue the Company as a limited liability company under the Act upon the following terms and conditions:

                                    ARTICLE I
                                   DEFINITIONS

        Section 1.1. Definitions. Unless otherwise defined herein, capitalized terms used throughout this Agreement shall have the respective meanings set forth below:

                "Account" shall mean an account of the Company, as designated in writing by the Administrative Member no later than five Business Days prior to the first applicable Monthly Payment Date after the Closing Date, or such other account as the Administrative Member shall designate in writing no later than ten Business Days prior to the next applicable Monthly Payment Date at any time following the Closing Date.

                "Accounting Firm" means the Company's primary independent accounting firm, which shall be Deloitte & Touche or such other "Final 4" firm of certified public accountants (i.e., Ernst & Young, KPMG Peat Marwick or PricewaterhouseCoopers) selected by the Administrative Member.

                "Administrative Member" has the meaning set forth in Section 8.2 hereof.

                "Act" means the Delaware Limited Liability Company Act, Delaware Code Ann. 6, Sections 18-101, et seq. and any successor statute, as the same may be amended from time to time.

                "Affiliate" of a specified Person means any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified Person. As used in this definition of Affiliate, the term "control" of a specified Person including, with correlative meanings, the terms, "controlled by" and "under common control with," means (a) the ownership, directly or indirectly, of 50 percent or more of the equity interest in a Person or (b) the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; provided, however, that notwithstanding the foregoing, for purposes of this Agreement, the Company will be deemed not to be an Affiliate of any Member.

                "Agreement" has the meaning set forth in the introductory paragraph hereof, as the same may be amended from time to time.

                "Anticipated Tax Credits" means, at any point in time, the future Tax Credits reasonably anticipated to result from sales by the Company of solid synthetic fuel produced in the Facilities after such time through December 31, 2007.

                "Applicable Percentage" means 119 percent.

                "Assignment Agreement" means the Assignment of Membership Interest, of even date herewith, by and between Buyer and Holdings.

                "Bankruptcy" of a Person means the occurrence of any of the following events: (i) the filing by such Person of a voluntary case or the seeking of relief under any chapter of Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended (the "Bankruptcy Code"), (ii) the making by such Person of a general assignment for the benefit of its creditors,
(iii) the admission in writing by such Person of its inability to pay its debts as they mature, (iv) the filing by such Person of an application for, or consent to, the appointment of any receiver or a permanent or interim trustee of such Person or of all or any portion of its property, including the appointment or authorization of a trustee, receiver or agent under applicable law or under a contract to take charge of its property for the purposes of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of its creditors, (v) the filing by such Person of a petition seeking a reorganization of its financial affairs or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute,
(vi) an involuntary case is commenced against such person by the filing of a petition under any chapter of Title 11 of the Bankruptcy Code and within 60 days after the filing thereof either the petition is not dismissed or the order for relief is not stayed or dismissed, (vii) an order, judgment or decree is entered appointing a receiver or a permanent or interim trustee of such Person or of all or any portion of its property, including the entry of an order, judgment or decree appointing or authorizing a trustee, receiver or agent to take charge of the property of such Person for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of the creditors of such Person, and such order, judgment or decree shall continue unstayed and in effect for a period of 60 days, or (viii) an order, judgment or decree is entered, without the approval or consent of such Person, approving or authorizing the reorganization, insolvency, readjustment of debt, dissolution or liquidation of such Person under any such law or statute, and such order, judgment or decree shall continue unstayed and in effect for a period of 60 days. The foregoing definition of "Bankruptcy" is intended to replace and shall supersede the definition of "Bankruptcy" set forth in Sections 18-101(1) and 18-304 of the Act.

                "Base Note" means the Base Note under the Purchase Agreement.

                "Board of Managers" has the meaning set forth in Section 8.4 hereof.

                "BTU" means British thermal unit.

                "Budget" has the meaning set forth in Section 9.1 hereof.

                "Business Day" means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York are authorized by law or governmental action to close.

                "Buyer" has the meaning set forth in the introductory paragraph hereof.

                "Buyer Parent" shall mean _________________, a Delaware corporation.

                "Buyer Parent Guaranty" means the Guaranty, dated of even date herewith, executed by Buyer Parent in favor of MHSI and the Company.

                "Buyer Security Agreement" means the Pledge and Security Agreement, of even date herewith, by Buyer in favor of MHSI and the Company.

                "Capital Account" has the meaning set forth in Section 4.3(a) hereof.

                "Capital Contribution" means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property contributed to the Company with respect to the Membership Interest in the Company held or purchased by such Member.

                "Capital Contribution Schedule" has the meaning set forth in
Section 4.1(b) hereof.

                "Capital Interest" means 1.1% as to Holdings, 50% as to MHSI and 48.9% as to the Buyer, as adjusted upon any transfer as provided herein.

                "Cleared Person" means the Tennessee Valley Authority, Tampa Electric Company, Alabama Power Company and any Person as to which Buyer notifies MHSI (or is deemed to have notified MHSI) is a Cleared Person in the Customer Certificate pursuant to Section 2.5(f) of the Purchase Agreement, such Person to constitute a Cleared Person for purposes hereof as of the date of such Customer Certificate and at all times prior thereto.

                "Closing Date" has the meaning set forth in the Purchase Agreement.

                "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                "Commercial Paper Rate" means, for each day that any payment obligation hereunder is outstanding, the most recent published yield on commercial paper with the shortest quoted period of not fewer than 30 days placed by dealers, as reported for each such day either in the Federal Reserve Rate Report that customarily appears in the Friday issue of The Wall Street Journal (Eastern Edition) under "Money Rates" or, if such report does not so appear, in such other nationally recognized publication or electronic data service as the Members may, from time to time, agree on. On days when such a rate is not reported, the most recently reported rate on a preceding day will be deemed to be the applicable rate.

                "Company" has the meaning set forth in the introductory paragraph hereof.

                "Confidential Information" has the meaning set forth in Section
12.13 hereof.

                "Consultation" or "Consult" means to confer with, and reasonably consider and take into account the reasonable suggestions, comments or opinions of another Person.

                "Customer Certificate" has the meaning given to such term in
Section 2.5(f) of the Purchase Agreement.

                "Default Rate" has the meaning set forth in Section 4.4(a)(ii) hereof.

                "Defaulting Member" has the meaning set forth in Section 4.4(a) hereof.

                "Depreciation" means for each Fiscal Year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for United States federal income tax purposes with respect to an asset for such Fiscal Year or part thereof, except that if the Gross Asset Value of an asset differs from its adjusted basis for United States federal income tax purposes at the beginning of such Fiscal Year, the depreciation, amortization, or other cost recovery deduction for such Fiscal Year or part thereof shall be an amount which bears the same ratio to such Gross Asset Value as the United States federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or part thereof bears to such adjusted tax basis. If such asset has a zero adjusted tax basis, the depreciation, amortization, or other cost recovery deduction for each taxable year shall be determined under a method reasonably selected by the Administrative Member.

                "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, mortgage, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

                "Environmental Law" means any applicable federal, state, local or other governmental Legal Requirement governing or relating to (a) the environment or natural resources, (b) human health and safety, (c) releases or threatened releases of Hazardous Materials including, without limitation, investigations, monitoring and abatement of such releases, or (d) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials or materials containing Hazardous Materials.

                "Estimated Tax Credits" means, with respect to any period after the Closing Date, the estimated Tax Credits generated during such period as a result of the production of solid synthetic fuel at the Facilities and the sale of such synthetic fuel to unrelated persons that are allocable to Buyer in respect of Buyer's ownership of its Membership Interest which estimate shall be made in accordance with the methodology set forth in Schedule 1.1; provided, however, that Excluded Sales will not be taken into account.

                "Excluded Sales" means (a) sales of Pre-Sale Inventory, and (b) sales to any MS Related Person that is not a Cleared Person.

                "Event of Default" has the meaning set forth in Section 4.4(a) hereof.

                "Expected Closing Date" means July 1, 2003.

                "Facilities" means the Company's synthetic fuel production facility located at the Willow Lake mine near Harrisburg, Illinois, and the Company's two synthetic fuel production facilities located at Shoal Creek mine, near Adger, Alabama.

                "Fiscal Year" has the meaning set forth in Section 7.1 hereof.

                "Fixed Deferred Payments" means the applicable amount set forth on Schedule 2.4 of the Purchase Agreement.

                "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied throughout the specified period.

                "Governmental Body" means the federal government of the United States, any state of the United States or political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any other governmental entity, instrumentality, agency, authority, commission or self-regulatory organization.

                "Gross Asset Value" means, with respect to any asset, the asset's adjusted tax basis for federal income tax purposes, except as follows:

                (a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset as of the date of contribution;

                (b) the Gross Asset Values of all Company assets shall be adjusted to equal their respective fair market values as of the following times:
(i) the acquisition of an additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of money or Company property as consideration for a Membership Interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) shall be made only if the Administrative Member reasonably determines, after Consultation with the Members, that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

                (c) the Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution;

                (d) the Gross Asset Values of all Company assets shall be adjusted to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are required to be taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the Administrative Member determines that an adjustment pursuant to subsection (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

                (e) if the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset.

                "Hazardous Materials" means any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") and any other chemicals, materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances,"

"hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances" or "toxic pollutants" under, or are regulated or become regulated as such by Environmental Laws, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.); the Hazardous Material Transportation Act, as amended (42 U.S.C. Section 1801 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. Section
2601); the Clean Air Act, as amended (42 U.S.C. Section 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251 et seq.); SMCRA; or in the regulations promulgated pursuant to any of said laws.

                "Holdings" has the meaning set forth in the introductory paragraph hereof.

                "Independent Chemist" means Paspek Consulting LLC, or such other chemist as may be chosen by the Members of the Company from time to time.

                "IRS" means the Internal Revenue Service or any successor agency thereto.

                "Legal Requirement" means any law (including common law), statute, act, decree, ordinance, rule, directive (to the extent having the force of law) order, treaty, code or regulation (including any of the foregoing relating to health or safety matters or any Environmental Law) or any interpretation of any of the foregoing, as enacted, issued or promulgated by any Governmental Body, including all amendments, modifications, extensions, replacements or re-enactments thereof.

                "Low Volume Period" means any Quarter during which aggregate sales (not counting Excluded Sales) of synthetic fuel produced at the Facilities fall below 525,000 tons (for any reason, including, without limitation, a force majeure event).

                "Manager" means Synfuel Management, LLC, a Kentucky limited liability company, which is the operator under the O&M Agreement. The Manager is a "manager" of the Company within the meaning of the Act.

                "Member" or "Members" means the "Members" (as such term is defined in the introductory paragraph hereof) in their capacity as "members" of the Company within the meaning of the Act, and any other Person that has been admitted as a member of the Company pursuant to the terms hereof.

                "Membership Interest" means the limited liability company interest of a Member in the Company, which shall include the Capital Interest set forth in Exhibit A hereto, and a Member's share of the income, gain, credits, deductions and losses of the Company and a Member's rights to receive distributions (in liquidation or otherwise) and allocations under this Agreement, and which interest entitles such Member to receive information and to consent to or approve such actions or omissions of the Company or another Member with respect to which the consent or approval of such Member is permitted or expressly required hereunder or required under the Act, and all other rights and obligations of such Member.

                "MHSI" has the meaning set forth in the introductory paragraph hereof.

                "MMBTU" means one million BTUs.

                "Monthly Capital Contribution" means, with respect to any Member, the monthly Capital Contributions to be made as provided in Section 4.1(b) hereof.

                "Monthly Payment Date" means the tenth calendar day after the receipt of Capital Contribution Schedule, or, if such day is not a Business Day, on the next succeeding Business Day.

                "Non-Defaulting Members" has the meaning set forth in Section 4.4(a) hereof.

                "Notice" has the meaning set forth in Section 12.1 hereof.

                "O&M Agreement" means the Operation and Maintenance Agreement, dated as of October 15, 2001, as amended, among the Company, Synthetic American Fuel Enterprises II, LLC and the Operator.

                "Operations Report" means that certain report caused to be issued by the Administrative Member pursuant to Section 2.5(b) of the Purchase Agreement.

                "Operator" means Synfuel Management, LLC, a Kentucky limited liability company, or any successor thereto.

                "Original Operating Agreement" has the meaning set forth in the recitals.

                "Permitted Encumbrance" means Encumbrances provided for under the Project Documents and liens for Taxes not yet due and payable.

                "Permitted Investments" means (a) domestic or eurodollar time deposits, money market instruments or certificates of deposit with banks rated at least "A" by Standard & Poor's Ratings Services or Moody's Investors Services, Inc.; (b) commercial paper of industrial corporations rated at least "A-1" by Standard & Poor's Ratings Services or "P-1" by Moody's Investors Services, Inc.; (c) direct obligations of, or obligations unconditionally guaranteed by, the United States of America or an agency or instrumentality thereof and backed by the full faith and credit of the United States of America; or (d) mutual funds that invest primarily in the securities described in (a) through (c) above.

                "Person" means any corporation, limited liability company, any form of partnership, any joint venture, trust, estate, Governmental Body or other legal or commercial entity or any natural person.

                "Pre-Sale Inventory" means the Company's inventory of synthetic fuel held for sale as of the Closing Date.

                "Pre-Sale Items" has the meaning set forth in Section 5.1(c) hereof.

                "Prime Rate" means, for each day that any payment obligation hereunder is outstanding, the most recent published prime rate, as reported for each such day either in The

Wall Street Journal (Eastern Edition) under "Money Rates" or, if such rate does not so appear, in such other nationally recognized publication on which the Members may, from time to time, agree. On days when such a rate is not reported, the most recently reported rate on a preceding day will be deemed to be the applicable rate.

                "Private Letter Ruling" means the private letter ruling that the Internal Revenue Service issues in response to the Request.

                "Project Documents" means all agreements relating to the Facilities or the production and sale of synthetic fuel to which the Company is a party.

                "Prudent Operating Standards" means those standards, methods and acts which (a) when engaged in are commonly used in prudent engineering maintenance and operations of synthetic fuel production facilities and associated mechanical and handling facilities and equipment lawfully and with safety, reliability, efficiency and expedition or (b) in the exercise of reasonable judgment considering the facts known when engaged in, could have been expected to achieve the desired result consistent with applicable law, safety, reliability, efficiency and expedition. Prudent Operating Standards are not limited to the optimum practice, method or act, but rather are a spectrum of reasonably possible practices, methods or acts.

                "Purchase Agreement" has the meaning set forth in the recitals.

                "Purchase Price" has the meaning ascribed to it in the Purchase Agreement.

                "Quarter" means the periods corresponding to one fourth of a full Fiscal Year of the Operating Company (which shall be three month periods if such Fiscal Year is based on a 365 day year, and periods of thirteen or fourteen weeks if such Fiscal Year is a 52-53 week year), or the applicable portion of such periods in the case of any short Fiscal Year.

                "Quarterly Maximum Production" means not more than 1,920,000 Tons of synthetic fuel in any Quarter.

                "Quarterly Minimum Production" means not less than 937,500 Tons of synthetic fuel in any Quarter.

                "Representatives" means, with respect to any Person, the managing member(s), the officers, directors, employees, representatives or agents (including investment bankers, financial advisors, attorneys, accountants, brokers and other advisors) of such Person, to the extent that such officer, director, employee, representative or agent of such Person is acting in his or her capacity as an officer, director, employee, representative or agent of such Person.

                "Request" means the request for the Private Letter Ruling submitted to the IRS on behalf of the Company as soon as practicable after the date hereof, as supplemented from time to time thereafter, requesting the rulings described in Section 2.9(b) of the Purchase Agreement.

                "Secured Parties" means Buyer and the Company.

                "Seller Parent" means Marriott International, Inc., a Delaware corporation.

                "Seller Parent Guaranty" means the Guaranty, of even date herewith, made by Seller Parent in favor of Buyer.

                "Seller Security Agreement" means the Pledge and Security Agreement, of even date herewith, made by MHSI in favor of Buyer and the Company.

                "Sharing Ratio" means (i) for the period from the Closing Date through December 31, 2003, 8.9% for MHSI, 1.1% for Holdings, and 90.0% for Buyer; and (ii) for all other periods, 48.8% for MHSI, 1.1% for Holdings and
50.1 for Buyer; provided, however, that if the Closing Date is not the Expected Closing Date, the Sharing Ratio in clause (i) shall be appropriately adjusted by mutual agreement of Buyer and MHSI; and provided further that if, in any Quarter, the Administrative Member proposes to produce less than 1,350,000 tons of synthetic fuel, then the Members shall discuss in good faith an appropriate change in the Sharing Ratio for that Quarter.

                "SMCRA" shall mean the Surface Mining Control and Reclamation Act of 1977, as amended 30 U.S.C. Sections 1201 et seq., or any federal or state regulations or regulatory programs promulgated pursuant thereto.

                "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means:

                        (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, net worth, employment, payroll withholding, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and

                        (ii) any liability for the payment of amounts with respect to payment of a type described in clause (i), including as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of succeeding to such liability as a result of merger, conversion or asset transfer or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

                "Tax Credits" means the tax credits provided by Section 29(a) of the Code with respect to the sale of synthetic fuel produced by the Facilities.

                "Tax Event" means (i) the issuance of a revenue agent's report or notice of deficiency to the Company that proposes the disallowance of 50 percent or more of the Tax Credits claimed during the period covered by the audit; (ii) the revocation by the IRS of any of the three rulings in the Private Letter Ruling, provided that the revocation is no longer eligible for any formal appeal, review or modification through administrative proceedings; (iii) the enactment (or, if later, 60 days before, the effective date) of legislation that would (A) disallow 50 percent or more of the Anticipated Tax Credits, or (B) reduce the maximum federal corporate income tax rate to 30 percent or less; (iv) the issuance by the IRS of a regulation, notice, or other administrative action with similar effect of law that would disallow 50 percent or more of the Anticipated Tax Credits; or (v) a decision by a federal court that would (if applied to the Company) result in the disallowance of 50% or more of the Anticipated Tax Credits, but only if

Buyer submits a written opinion of Chadbourne & Parke LLP or other nationally recognized tax counsel (rendered after consultation in good faith with MHSI's tax counsel) stating that the legal reasoning in such decision should, if applied to the facts of the Company, have such effect. In addition, if legislation is enacted after January 28, 2003 that causes dividends to be fully or partly excluded from federal income taxes, then a Tax Event shall have occurred, but only if by claiming Tax Credits, a corporation would reduce the amount of dividends for which its shareholders would qualify for the exclusion by at least y% of the Tax Credits claimed. For this purpose, y% = 25% x ((1 - Tax Rate)/Tax Rate).

                "Tax Matters Partner" has the meaning set forth in Section 7.7(a) hereof.

                "Tax Rate" means the highest marginal federal income tax rate for corporations under Section 11 of the Code expressed as a percentage.

                "Tax Return" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

                "Termination Date" has the meaning set forth in Section 2.4 hereof.

                "Ton" means two thousand (2,000) pounds.

                "Transaction Agreements" means this Agreement, the Purchase Agreement, the Seller Parent Guaranty, the Buyer Parent Guaranty, the Buyer Security Agreement, the Seller Security Agreement and the Assignment Agreement.

                "Transfer" has the meaning set forth in Section 10.1 hereof.

                "Transfer Notice" has the meaning set forth in Section 10.5 hereof.

                "Treasury Regulations" or "Treas. Reg." means the regulations promulgated under the Code, as such regulations are in effect on the date hereof.

                "UCC" means the Uniform Commercial Code of any applicable jurisdiction.

                "Working Capital Loans" has the meaning given to such term in
Section 4.5 hereof.

                                   ARTICLE II
                            FORMATION; OFFICES; TERM

        Section 2.1. Formation and Continuation of the Company. The Company was formed on December 20, 1996, by virtue of the filing of its Articles of Organization with the Secretary of State of the State of Oregon. The Company was converted to a Delaware limited liability company pursuant to the Act by virtue of the filing of a Certificate of Formation and a Certificate of Conversion with the Secretary of State of the State of Delaware on December 19, 2002. The Members hereby acknowledge the continuation of the Company as a limited liability company pursuant to the Act. Jeff B. Stant is hereby designated as an "authorized person" within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation and the Certificate of Conversion of the Company with the Delaware Secretary of State on December 19, 2002, and such execution, delivery and filing is hereby approved and ratified.

        Section 2.2.    Name, Office and Registered Agent.

                (a) The name of the Company shall be "Synthetic American Fuel Enterprises II, LLC" or such other name or names as may be agreed to by the Members from time to time. The principal office of the Company shall be 10400 Fernwood Rd., Bethesda, MD 20817. The Members may at any time change the location of such office to another location, provided that the Administrative Member gives prompt written notice of any such change to the registered agent of the Company.

                (b) The registered office of the Company in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware. The registered agent of the Company for service of process at such address is The Prentice Hall Corporation System. The registered office and registered agent may be changed by the Administrative Member at any time in accordance with the Act provided that the Administrative Member gives prompt written notice of any such change to all Members. The registered agent's primary duty as such is to forward to the Company at its principal office and place of business any notice that is served on it as registered agent.

        Section 2.3. Purpose. The sole purpose of the Company is to own and operate the Facilities, and otherwise to do all things reasonably necessary or advisable in connection therewith, including the procurement of coal feedstock and the sale of synthetic fuel. The Members acknowledge that the primary business objective of the Company is, consistent with good engineering, operating, safety, environmental and commercial practices, to operate the Facilities so as to produce and sell coal-based synthetic fuel to unrelated parties. The Company may engage in any kind of activity and perform and carry out contracts of any kind necessary to, or in connection with or convenient or incidental to, the accomplishment of such purpose, so long as such activities and contracts may be lawfully carried on or performed by a limited liability company under the laws of the State of Delaware.

        Section 2.4. Term. The term of the Company commenced on November 20, 1996, and shall continue until June 30, 2008, or such earlier date that the Company is dissolved in accordance with the terms hereof or as otherwise provided by law (the "Termination Date").

        Section 2.5. Organizational and Fictitious Name Filings; Presentation of Limited Liability. The Administrative Member shall cause the Company to register as a foreign limited liability company and file such fictitious or trade names, statements or certificates in such jurisdictions and offices as necessary or appropriate for the conduct of the Company's operation of its business. The Administrative Member may take any and all other actions as may be reasonably necessary or appropriate to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of Delaware and any other state or jurisdiction other than Delaware in which the Company engages in business and continue the Company as a limited liability company and to protect the limited liability of the Members as contemplated by the Act.
                                       12

        Section 2.6. No Partnership Intended. Other than for purposes of determining the status of the Company under the Code and the applicable Treasury Regulations and under any applicable state, municipal or other income tax law or regulation, the Members intend that the Company not be a partnership, limited partnership or joint venture and this Agreement shall not be construed to suggest otherwise.

                                   ARTICLE III
                      RIGHTS AND OBLIGATIONS OF THE MEMBERS

        Section 3.1. Members; Membership Interest. Buyer acquired a 0.1% Membership Interest in the Company and was admitted as a Member on January 3, 2002. Pursuant to the Purchase Agreement and related Assignment Agreement, Buyer acquired a 48.8% Membership Interest in the Company from Holdings on the Closing Date. Notwithstanding any other provisions of this Agreement, the parties hereto ratify and approve the transfer of the 48.9% Membership Interest. Holdings, MHSI and Buyer hereby continue as Members. The Company shall have as Members only those other Persons as may be properly admitted as a Member pursuant to the terms hereof in addition to or as assignees of the Members. The name, address, initial Capital Account balance, and the Capital Interest of each Member shall be as shown on Exhibit A attached hereto and the Administrative Member, without the consent of any other person, is hereby authorized to, and shall update Exhibit A from time to time as necessary to reflect accurately the information therein. Any reference in this Agreement to Exhibit A shall be deemed to be a reference to Exhibit A as amended and in effect from time to time. If a Member transfers all of its Membership Interest to another Person pursuant to and in accordance with the terms hereof, the transferor shall automatically cease to be a Member.

        Section 3.2.    Meetings.

                (a) Except as otherwise permitted by this Agreement, all actions of the Members shall be taken at meetings of the Members which may be called by any Member for any reason and shall be called by the Administrative Member within ten days following the written request of a Member. The Members may conduct any Company business at such meeting that is permitted under the Act or this Agreement. Meetings shall be at a reasonable time and place. Accurate minutes of any meeting shall be taken and filed with the minute books of the Company.

                (b) With respect to meetings of the Members, the presence in person or by proxy of Members owning 60 percent of the aggregate Membership Interests entitled to vote at such meeting shall constitute a quorum for purposes of transacting business at any meeting of the Members. With respect to those matters required or permitted to be voted upon by the Members, the affirmative vote of Members owning 60 percent of the Membership Interests shall be required to approve any such matter, in addition to any other approval required by this Agreement or the Act. Solely for purposes of any vote by the Members hereunder (including Section 8.3 hereof), Buyer shall be deemed to hold 50% of the Membership Interests and MHSI and Holdings shall together be deemed to hold 50% of the Membership Interests. Members may participate in a meeting of the Members by means of conference telephone or similar communications equipment so that all persons participating in the meeting can hear each other or by any other means permitted by law. Such participation shall constitute presence in person at such meeting.

                (c) Written notice stating the place, day and hour of the meeting of the Members, and the purpose or purposes for which the meeting is called, shall be delivered either personally, via facsimile or by mail, by or at the written direction of the Administrative Member, to each Member of record entitled to vote at such meeting not less than five Business Days nor more than 30 days prior to the meeting. Notwithstanding the foregoing, meetings of the Members may be held without notice so long as all the Members are present in person or by proxy.

                (d) Any action may be taken by the Members without a meeting if such action is authorized or approved by the written consent of all Members. In no instance where action is authorized by written consent need a meeting of Members be called or noticed; however, a copy of the action taken by written consent must be sent promptly to all Members and all actions by written consent shall be filed with the minute books of the Company. Following each meeting, the minutes of the meeting shall be sent to each Member.

        Section 3.3. Management Rights. Except as otherwise provided herein, and for the avoidance of doubt, no Member shall have any right, power or authority to take part in the management or control of the business of, or transact any business for, the Company, to sign for or on behalf of the Company or to bind the Company in any manner whatsoever. The Manager shall not hold out or represent to any third party that any Member has any such power or right or that any Member is anything other than a member in the Company. A Member shall not be deemed to be participating in the control of the business of the Company by virtue of its possessing or exercising any rights set forth in this Agreement or the Act or any other agreement relating to the Company.

        Section 3.4. Other Activities. Notwithstanding any duty otherwise existing at law or in equity, any Member or Manager may engage in or possess an interest in other business ventures of every nature and description, independently or with others, even if such activities compete directly with the business of the Company, and neither the Company nor any of the Members shall have any rights by virtue of this Agreement in and to such independent ventures or the profits derived from them.

        Section 3.5.    No Right to Withdraw. Except as otherwise provided in
Article X of this Agreement, no Member shall have any right to voluntarily resign or otherwise withdraw from the Company without the prior written consent of all remaining Members of the Company, in their sole and absolute discretion.

        Section 3.6. Limitation of Liability of Members. Each Member's liability shall be limited as set forth in the Act and other applicable law. Except as otherwise required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Members of the Company shall not be obligated personally for any of such debts, obligations or liabilities solely by reason of being a Member of the Company. In no event shall any Member or Manager be liable under this Agreement to another Member for any lost profits of, or any consequential, punitive, special or incidental damages incurred by, such Member arising from a breach of this Agreement, provided that this shall in no way limit any such liability of a Member or the Manager to another Member under any other Transaction Agreement.

        Section 3.7. Deficit Upon Liquidation. Except to the extent otherwise provided by law with respect to third-party creditors of the Company, upon liquidation, none of the Members shall be liable to the Company for any deficit in its Capital Account, nor shall such deficits be deemed assets of the Company.

        Section 3.8. Company Property; Membership Interests. All property owned by the Company, whether real or personal, tangible or intangible and wherever located, shall be deemed to be owned by the Company and no Member, individually, shall have any ownership of such property. The Membership Interests shall constitute personal property.

        Section 3.9. Retirement, Resignation, Expulsion, Incompetency, Bankruptcy or Dissolution of a Member. The retirement, resignation, expulsion, Bankruptcy or dissolution of a Member shall not, in and of itself, dissolve the Company. The successors in interest to the bankrupt Member shall, for the purpose of settling the estate, have all of the rights of such Member, including the same rights and subject to the same limitations that such Member would have had under the provisions of this Agreement to Transfer its Membership Interest. A successor in interest to a Member shall not become a substituted Member except as provided in this Agreement. Notwithstanding the foregoing, any purchaser of Buyer's or Holdings' Membership Interest in accordance with the exercise by MHSI or the Company of the terms of the Buyer Security Agreement and the applicable provisions of the UCC and any purchaser of MHSI's Membership Interest in accordance with the exercise by Buyer or the Company of the terms of the Seller Security Agreement shall, upon execution of a counterpart to this Agreement become a Member with respect to the transferred Membership Interest.

        Section 3.10. Exercise Under the Security Agreements. The Members acknowledge that Buyer has granted a security interest in its Membership Interest pursuant to the Buyer Security Agreement. Upon the election by either of the Secured Parties (as defined in the Buyer Security Agreement) to hold the Collateral in accordance with Section 3(f) of the Buyer Security Agreement, notwithstanding Article X of this Agreement, MHSI will thereupon be automatically admitted to the Company as a Member with respect to Buyer's Membership Interest hereunder, and concurrently, Buyer will cease to be a Member. In such event, or if Buyer's Membership Interest is sold to a purchaser in accordance with the exercise by the Secured Parties of their rights under the Buyer Security Agreement, all of Buyer's obligations to make Fixed and Variable Deferred Payments under the Purchase Agreement, payments under the Base Note and Monthly Capital Contributions under this Agreement (and Buyer Parents' obligations under the Buyer Parent Guarantee) will cease (except for those obligations and liabilities accrued through such date or relating to any taxable year or portion thereof prior to such date), and MHSI shall have all of the rights of Buyer as a member hereunder. The Members further acknowledge that MHSI has granted a security interest in its Membership Interest pursuant to the Seller Security Agreement. Upon election by either of the Secured Parties (as defined in the Seller Security Agreement) to hold the Collateral in accordance with Section 3(f) of the Seller Security Agreement, notwithstanding Article X of this Agreement, Buyer will automatically succeed to all or the applicable portion of MHSI's Membership Interest hereunder.

                                   ARTICLE IV
                     CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

        Section 4.1.    Capital Contributions.

                (a) The Members acknowledge and agree that the Capital Account balances of each Member are estimated as of the Closing Date to be as reflected on Exhibit A hereto.

                (b) Subject to Sections 4.1(d), (f) and (g) hereof, the Members acknowledge and agree that the continuing operation of the Facilities will require regular Monthly Capital Contributions. Capital Contributions will be made monthly in arrears. The Administrative Member shall submit to each Member, no later than the tenth day after the end of each month, a written schedule in the form attached as Exhibit E hereto (the "Capital Contribution Schedule") setting forth the Monthly Capital Contributions for each Member equal to their pro rata shares (based on the applicable Sharing Ratios during the relevant calculation period) of the amount required to pay down to zero the aggregate outstanding balances of the Working Capital Loans.

                (c) Subject to Sections 4.1(d), (f) and (g) hereof, on or before the Monthly Payment Date, each Member shall contribute to the capital of the Company an amount in immediately available funds equal to such Member's Monthly Capital Contribution as set forth in the Capital Contribution Schedule pursuant to Section 4.1(b) hereof.

                (d) Notwithstanding any other provision in this Agreement to the contrary, in no event will the amount of the Monthly Capital Contribution required to be made hereunder by Buyer for any month be greater than the excess of the Applicable Percentage of the Estimated Tax Credits with respect to such month over the aggregate of the payments under the Base Notes and the Fixed Deferred Payments accrued with respect to such month. For any month for which Buyer's Monthly Capital Contributions is limited by this Section 4.1(d), the Monthly Capital Contributions of the other Members for such month shall be reduced so that all Members make Capital Contributions in the same ratio as the Sharing Ratios and, in such event, MHSI's obligation to make Working Capital Loans shall increase with respect to such month to the extent of the amount of any such reduction in the Members' Monthly Capital Contributions with respect to such month.

                (e) If Buyer reasonably disputes the Administrative Member's calculations set forth in the Capital Contribution Schedule, Buyer shall so notify the Administrative Member on or before the Monthly Payment Date, and, in such event, Buyer and the Administrative Member shall consider the issues raised or in dispute and discuss such issues with each other and attempt to reach a mutually satisfactory agreement. Buyer shall pay, on or before the Monthly Payment Date, any undisputed portion of the amount then due, and any amount in dispute may be withheld pending resolution of the dispute; it being understood that such sums as are withheld by Buyer in accordance with this Section 4.1(e) shall not give rise to any of the Company's rights under Section 4.4(a) or (c) hereof or the Security Agreement unless (i) such dispute is resolved in the Administrative Member's favor and (ii) Buyer fails to pay such disputed amount (together with interest at the Commercial Paper Rate) within the time period specified below. If the dispute is not resolved within ten Business Days of such notification, Buyer and the Administrative Member shall each present their interpretations to the Accounting Firm, and shall instruct the Accounting Firm to calculate the correct amounts to be reflected on the Capital Contribution Schedule and to resolve the dispute promptly, but in no event more than 30 calendar days after having the dispute submitted to it. The Accounting Firm will make a determination as to each of the items in dispute, which must be (i) in writing, (ii) furnished to each of Administrative Member and Buyer and (iii) made in accordance with this Agreement, and which determination, absent manifest error, will be conclusive and binding on Administrative Member and Buyer and, to the fullest extent permitted by law, may be enforced in the courts specified in Section 12.12 hereof. In the event the Accounting Firm determines that any of the calculations in dispute in the Capital Contribution Schedule was incorrect, the fees and expenses of the Accounting Firm shall be borne by the Company, and in all other cases the fees and expenses of the Accounting Firm shall be borne by Buyer. Each of the Administrative Member and Buyer shall use reasonable efforts to cause the Accounting Firm to render its decision as soon as reasonably practicable, including by promptly complying with all reasonable requests by the Accounting Firm for information, books, records and similar items. Upon receipt by Buyer of the Accounting Firm's written determination of the resolution of any such dispute in Administrative Member's favor, Buyer shall pay all or any portion of the amounts in dispute in accordance with such resolution plus interest at the Commercial Paper Rate on the amounts in dispute from the date such amounts were due until the date of payment thereof, such payment date being in any event no later than ten Business Days from the receipt of such written determination. Upon the resolution of any such dispute in Buyer's favor, the amount in dispute shall not be considered due and owing and the Company and the Administrative Member shall have no rights whatsoever with respect to such amount under Section 4.4(a) or (c) hereof or the Buyer Security Agreement.

                (f) In no event will Buyer be responsible for funding any Capital Contributions to cover costs that are allocated solely to MHSI under
Section 5.1(c). To the extent required after the Closing Date, MHSI shall make any Capital Contributions necessary to be made after the Closing Date to cover such costs.

                (g) Except as provided in this Section 4.1 and Section 4.4(b), no other Capital Contributions or Monthly Capital Contributions shall be required or permitted from the Members unless all of the Members consent thereto in writing.

                (h) For any given Quarter, in the event that during the immediately preceding Quarter the Company failed to sell at least 525,000 Tons of synthetic fuel (for any reason, including without limitation, a force majeure event) and the Manager has not provided assurances reasonably satisfactory to Buyer that the Company is capable of selling in excess of 525,000 Tons of synthetic fuel during such given Quarter, Buyer may give the Administrative Member notice of its election to waive financial participation in the Company for such Quarter. As to any Quarter for which Buyer makes such election, Buyer will have no obligation to make any Capital Contributions for such Quarter or a Variable Deferred Payment (as defined in the Purchase Agreement) for such Quarter, and Buyer's allocable share of all distributions and allocations of items of Company income, gain, credits (including Tax Credits), deductions and losses for such Quarter will be allocated to MHSI, and MHSI will make Capital Contributions equal to 100 percent of the amount required to pay down to zero the aggregate outstanding balances, if any, of the Working Capital Loans for such Quarter.

        Section 4.2. Written Requests. Each Capital Contribution Schedule issued pursuant to Section 4.1 shall have attached the most recent Operations Report and contain the following information:

                (a)     The aggregate outstanding balance of Working Capital
Loans;

                (b) The total amount of Monthly Capital Contributions requested from all Members;

                (c) The amount of the Monthly Capital Contribution requested from the Member to whom the request is addressed, in accordance with Section 4.1;

                (d) Good faith estimates of the previous month's sales, production and Tax Credits resulting from sales; and

                (e)     A calculation of the limitation described in Section
4.1(d).

        Section 4.3.    Capital Accounts.

                (a) There shall be established and maintained throughout the full term of the Company in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv) for each Member, a capital account (a "Capital Account") which shall be credited with (i) such Member's Capital Contributions, (ii) allocations of book income and gain to such Member pursuant to Article V and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed by the Company to such Member. Each Member's Capital Account shall be debited with (i) the amount of cash and the Gross Asset Value of other property distributed to such Member, (ii) allocations of book deductions and losses to such Member pursuant to Article V and (iii) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company. Within 60 days after the Closing Date, the parties will complete Exhibit A, which shall set forth the initial balance of each Member in its Capital Account.

                (b) If all or a portion of a Membership Interest in the Company is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Membership Interest so Transferred.

                (c) The provisions of this Agreement relating to maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulation.

        Section 4.4.    Defaulted Capital Contributions.

                (a) Subject to Section 4.1(d) hereof, if a Member shall fail to pay its required portion of any Monthly Capital Contributions when due (a "Defaulting Member") and such failure to pay continues for 20 days after receipt of written notice of such failure from the Administrative Member or another Member (the "Non-Defaulting Members"), such failure to pay shall constitute an event of default (an "Event of Default"). For so long as the Defaulting Member shall have failed to pay its portion of the Monthly Capital Contributions as and when required pursuant to Section 4.1 hereof, the Defaulting Member's right to vote on matters put before the Members shall be suspended. In addition and without limiting the rights and remedies available to the Company at law or in equity, the Non-Defaulting Members shall have the right, upon the occurrence and during the continuation of an Event of Default, on behalf of the Company to exercise one or more of the following remedies unless such Non-Defaulting Members shall have paid the defaulted Monthly Capital Contribution pursuant hereto:

                        (i) for so long as the Defaulting Member shall have failed to pay its portion of the Monthly Capital Contributions as and when required under this Article IV, to cause the Company to withhold any distributions otherwise payable to such Defaulting Member and to use such amounts to offset the amounts due in respect of the defaulted Monthly Capital Contribution obligation; and

                        (ii) to sue for the amount due (taking into account amounts received under clause (i) above), in which case the Company shall be entitled to collect reasonable attorneys' fees and all other costs of collection, plus interest on any unpaid Monthly Capital Contributions (taking into account amounts received under clause (i) above) at a rate (the "Default Rate") equal to the lesser of the Prime Rate plus two percent per annum compounded monthly, or the maximum rate of interest allowed by applicable law, from the date on which the Monthly Capital Contribution was first due until such unpaid amount is paid to the Company.

For all purposes hereof, distributions applied pursuant to Section 4.4(a)(i) shall be deemed to have been distributed to the Defaulting Member and then paid by the Defaulting Member to the Company.

                (b) Upon the occurrence and during the continuation of an Event of Default by a Defaulting Member in making Monthly Capital Contributions, the Non-Defaulting Members may make Monthly Capital Contributions to the Company in the amount of the defaulted Monthly Capital Contributions and thereupon all distributions and allocations of items of Company income, gain, credits, deductions and losses allocable to the Defaulting Member for the period as to which the defaulted Capital Contribution relates will be made to the Non-Defaulting Members.

                (c) In addition to the remedies in Section 4.4(a) and (b), where the Defaulting Member is Buyer or where Buyer or Buyer Parent fails to pay any portion of the purchase price for Buyer's Membership Interest that is due and payable under the Purchase Agreement, so long as the Secured Parties have not elected to hold the Collateral in accordance with Section 3(f) of the Buyer Security Agreement, MHSI shall have the option, on behalf of the Company, exercisable by delivery of written notice thereof to Defaulting Member within 180 days following Buyer's receipt of the written notice of default, so long as such default is continuing at such time, to cause the Membership Interest of the Defaulting Member to be redeemed by the Company. If MHSI exercises such option
(i) Buyer shall reconvey and transfer to the Company all right, title and interest in and to the Membership Interest, free and clear of all Encumbrances other than the obligations and liabilities under Transaction Agreements with respect thereto; (ii) Buyer shall be deemed to have made the written representations set forth on Exhibit D attached hereto to the Company; (iii) Buyer shall take all such further actions and execute, acknowledge and deliver all such further documents that are necessary or useful to effectuate the transfer of the Membership Interest contemplated by this Section 4.4(c); (iv) the Company shall effectuate such redemption; (v) all obligations and liabilities associated with the Membership Interest will terminate except those obligations and liabilities accrued through the date of termination; (vi) Buyer will have no further rights as a member of the Company; (vii) this Agreement shall be amended to reflect Buyer's resignation as a member of the Company; and (viii) Buyer shall have no further obligation thereafter to make any contributions to the capital of the Company or any further payments of the Purchase Price under the Purchase Agreement, except those obligations and liabilities accrued through the date of termination. Relief from the obligation of Buyer to make such payments will be deemed sufficient consideration for the reconveyance and transfer of the Membership Interest to the Company.

                (d) If the Membership Interest held by Buyer is redeemed or transferred to MHSI pursuant to Section 6.1 of the Purchase Agreement, or the action with respect to "the Collateral" referred to in Section 3.10 hereof is taken, then Buyer shall have no further obligation to make any Capital Contributions to the Company, except for those obligations and liabilities accrued through the date of such redemption.

        Section 4.5. Working Capital Loans. During each month during the term hereof, to the extent that working capital on-hand and Monthly Capital Contributions made by the Members are not sufficient to cover the operating costs and working capital needs of the Company, MHSI will advance to the Company, when and as needed, funds sufficient to cover the operating costs and working capital needs of the Company but not in excess of $37,500,000 outstanding at any time ("Working Capital Loans"). Working Capital Loans will not bear interest and will be repaid on an ongoing basis out of Monthly Capital Contributions, available cash flow and sale or refinancing proceeds, as reasonably determined by the Administrative Member from time to time, and any remaining amounts owing shall become finally due and payable at the earlier of March 1, 2008, or the dissolution of the Company.

        Section 4.6. No Third Party Beneficiary. To the full extent permitted by law, no creditor or other third party having dealings with the Company shall have the right to enforce the right or obligation of any Member to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and permitted assigns. None of the rights or obligations of the Members herein set forth to make Capital Contributions or loans to the Company shall be deemed an asset of the Company for any purpose by any creditor (other than MHSI) or other third party, nor may such rights or obligations be sold, transferred or assigned by the Company or pledged or encumbered by the Company to secure any debt or other obligation of the Company or of any of the Members. In addition, it is the intent of the parties hereto that no distribution to any Member shall be deemed a return of money or other property in violation of the Act. The payment of such money or distribution of such property shall be deemed to be a compromise within the meaning of the Act and, to the full extent permitted by law, any Member receiving the payment of any such money or distribution of any such property shall not be required to return any such money or property to any Person, the Company or any creditor of the Company. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return such money or property, such obligation shall be the obligation of such Member and not of the other Members. Without limiting the generality of the foregoing, a deficit Capital Account of a Member shall not be deemed to be a liability of such Member nor an asset or property of the Company.

        Section 4.7. No Deficit Capital Account Restoration. No Member shall have any obligation to restore any negative balance in its Capital Account upon the occurrence of the reconveyance of Buyer's Membership Interest pursuant to
Section 4.4(c) hereof and/or the Purchase Agreement or upon dissolution, winding-up or termination of the Company.

                                    ARTICLE V
                                   ALLOCATIONS

        Section 5.1.    Allocations.

                (a) Except as set forth in Sections 5.1(b) and 5.1(c), for purposes of maintaining capital accounts, after giving effect to the special allocations set forth in Section 5.2, for each Fiscal Year or shorter period:
(i) all items of Company income (including, without limitation, gross income and receipts from the sale of synthetic fuel) shall be allocated among the Members in accordance with their Sharing Ratios; (ii) all items of Company deduction or expense shall be allocated among the Members in accordance with their Sharing Ratios; and (iii) all Depreciation and items of gain or loss from sales of assets of the Company (other than synthetic fuel) shall be allocated among the Members in accordance with their Capital Interests; provided, however, that items of Company deduction or loss shall not be allocated to a Member to the extent that such allocation would cause a deficit in such Member's Capital Account (after reduction to reflect the items described in Treasury Regulations
Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) to exceed the amount such Member is obligated to contribute to the capital of the Company. Any deduction or loss in excess of that limitation shall be allocated to the other Members provided that any such deduction or loss shall, to the extent permissible, reduce subsequent allocations of deductions or losses to those Members and increase deductions or losses to the Member for whom deductions or losses were limited.

                (b) To the extent any Capital Contribution is made by a Non-Defaulting Members pursuant to Section 4.4(b), all items of Company income, gain, credits, deductions and losses otherwise allocable to the Defaulting Member for the period to which such Capital Contribution relates will be allocated to such Non-Defaulting Members.

                (c) All items of income, gain, credit, deduction and loss relating to the production or sale of synthetic fuel sold in Excluded Sales or to current receivables or current liabilities existing as of the Closing Date shall be allocated to MHSI; provided, however, that prepaid amounts, binder and other raw materials and operating or production supplies existing as of the Closing Date (the "Pre-Sale Items") shall not be covered by the preceding clause but shall be treated as operating or production costs after the Closing Date and borne by all Members. Sales of such synthetic fuel after the Closing Date will be considered made out of Pre-Sale Inventory until such inventory has been exhausted.

        Section 5.2.    Special Allocations. Any allocation pursuant to Section
5.1 will be subject to any adjustment required to comply with Treasury Regulation Section 1.704-1(b), including any qualified income offset within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and any minimum gain chargeback or partner nonrecourse debt minimum gain chargeback within the meaning of Treasury Regulation Section 1.704-2. Any nonrecourse deductions shall be allocated to the Members in proportion to their respective Capital Interests, and any partner nonrecourse deductions (within the meaning of Treasury Regulation Section 1.704-2(i)) shall be allocated to the Member that bears the economic risk of loss with respect to the debt to which such deductions are allocable. For the avoidance of doubt, partner nonrecourse deductions shall not exist to the extent the Members are obligated to make Capital Contributions to the Company. Any special allocations of items pursuant to this Section 5.2 shall be taken into account, to the extent permitted by the Treasury Regulations, in computing subsequent allocations of income, gain, deductions or losses pursuant to Section 5.1 so that the net amount of any items so allocated and all other items allocated to each Member shall, to the extent possible, be equal to the amount that would have been allocated to each Member pursuant to Section 5.1 had such special allocations under this Section 5.2 not occurred.

        Section 5.3. Tax Allocations. (a) All allocations of tax items of Company income (including, without limitation, gross income and receipts from the sale of synthetic fuel), gain, deductions and losses for each Fiscal Year shall be allocated in the same proportions as the allocations of book items of Company income (including, without limitation, gross income and receipts from the sale of synthetic fuel), gain, deductions and losses were made for such Fiscal Year pursuant to Sections 5.1 and 5.2 hereof. Tax Credits shall be allocated to the Members the same ratio as receipts from the sale of synthetic fuel are shared as provided in Treasury Regulations Section 1.704-1(b)(4)(ii).

                (b) Notwithstanding Section 5.3(a), if, as a result of contributions of property by a Member to the Company or an adjustment to the Gross Asset Value of Company assets pursuant to this Agreement, there exists a variation between the adjusted basis of an item of Company property for federal income tax purposes and as determined under the definition of Gross Asset Value, allocations of income, gain, loss, and deduction shall, solely for tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using the traditional method pursuant to Treasury Regulations Section 1.704-3.

                (c) Allocations pursuant to this Section 5.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of income, gain, deductions or losses or distributions pursuant to any provision of this Agreement.

                (d) To the extent that an adjustment to the adjusted tax basis of any Company asset is made pursuant to section 743(b) of the Code as the result of a purchase of an interest in the Company any adjustment to the depreciation, amortization, gain or loss resulting from such adjustment shall affect the transferee only and shall not affect the Capital Account of the transferor or transferee. In such case, the transferee agrees to provide to the Company (i) the allocation of any step-up or step-down in basis to the Company's assets and (ii) the depreciation or amortization method for any step-up in basis to the Company's assets.

        Section 5.4. Transfer or Change in Company Interest. If the respective Membership Interests or Sharing Ratios of the existing Members in the Company change or if a Membership Interest is Transferred in compliance with this Agreement to any other Person (including the Transfer by Holdings to Buyer at Closing), then, for the Fiscal Year in which the change or Transfer occurs, all income, gains, losses, deductions, Tax Credits and other tax incidents resulting from the operations of the Company shall be allocated, as between the Members for the Fiscal Year in which the change occurs or between the transferor and transferee, by taking into account their varying interests using the closing of the books method in accordance with Section 706 of the Code, unless otherwise agreed by all the Members.

                                   ARTICLE VI
                                  DISTRIBUTIONS

        Section 6.1.    Distributions. (a) Except as provided in
Sections 4.4(a)(i), 4.4(b), 4.4(c), 6.1(b) and 11.2, distributions to the Members shall be made pro rata to the Members according to the Sharing Ratios. Distributions, if any, may be made from time to time in such amounts and at such times as the Administrative Member shall propose, as consented to by the Members in accordance with Section 8.3(a). There shall be no distributions of the assets of the Company in kind without the prior written consent of all of the Members.

                (b) Notwithstanding Section 6.1(a), all Company revenues resulting from Excluded Sales and receipt of accounts receivable accrued as of the Closing Date net of (i) all accounts payable and expenses accrued on or before the Closing Date (other than amounts treated as post-Closing operating or production costs pursuant to the proviso in Section 5.1(c)) and (ii) any costs (including any applicable Taxes) with respect to the sale of any Pre-Sale Inventory, shall be distributed to MHSI.

        Section 6.2. Withdrawal of Capital. No Member shall have the right to withdraw capital from the Company or to receive or demand distributions or return of its Capital Contributions until the Company is dissolved in accordance with this Agreement and applicable provisions of the Act. No Member shall be entitled to demand or receive any interest on its Capital Contributions.

        Section 6.3. Withholding Taxes. If the Company is required to withhold taxes with respect to any allocation or distribution to any Member pursuant to any applicable federal, state, local or foreign tax laws, the Company may, after first notifying the Member and permitting the Member, if legally permitted, to contest the applicability of such taxes, withhold such amounts and make such payments to taxing authorities as are necessary to ensure compliance with such tax laws. Any funds withheld by reason of this Section 6.3 shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement. If the Company did not withhold from actual distributions any amounts it was required to withhold, the Company may, at its option, (i) require the Member to which the withholding was credited to reimburse the Company for such withholding; or (ii) reduce any subsequent distributions by the amount of such withholding. This obligation of a Member to reimburse the Company for taxes that were required to be withheld shall continue after such Member transfers or liquidates its Membership Interest in the Company. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have.

        Section 6.4. Limitation upon Distributions. The provisions of this Agreement, including the foregoing provisions of this Article VI to the contrary notwithstanding, no distribution shall be made: (a) if such distribution would violate any contract or agreement to which the Company is then a party (including without limitation the Project Documents) or any Legal Requirement then applicable to the Company, (b) to the extent that the Administrative Member determines (and the Members consent thereto in accordance with Section 8.3(a)) that any amount otherwise distributable should be retained by the Company to pay, or to establish a reserve for the payment of, any liability or obligation of the Company, whether liquidated, fixed, contingent or otherwise, or to hedge an existing investment, or (c) to the extent that the Administrative Member determines (and the Members consent thereto in accordance with Section 8.3(a)) that the cash available to the Company is insufficient to permit such distribution.

                                   ARTICLE VII
                             ACCOUNTING AND RECORDS

        Section 7.1.    Fiscal Year. The fiscal year of the Company (the
"Fiscal Year") shall be the same as the taxable year of the Company. The taxable year of the Company will be a year that ends on November 30, or such other year as may be required by applicable federal income tax law.

        Section 7.2.    Books and Records and Inspection.

                (a) The Administrative Member shall keep, or cause to be kept by the Company, full and accurate books of account, financial records and supporting documents, which shall reflect, completely, accurately and in reasonable detail, each transaction of the Company and such other matters as are usually entered into the records or maintained by Persons engaged in a business of like character or as are required by law, and all other documents and writings of the Company. The books of account, financial records, and supporting documents and the other documents and writings of the Company shall be kept and maintained at the principal office of the Company. The financial records and reports of the Company shall be kept in accordance with GAAP and kept on an accrual basis.

                (b)     In addition to and without limiting the generality of
Section 7.2(a), the Administrative Member shall keep, or cause to be kept by the Company, at its principal office:

                        (i) true and full information regarding the status of the business financial condition of the Company, including any financial statements for the three most recent years;

                        (ii) promptly after becoming available, a copy of the Company's federal, state, and local income tax returns for each year;

                        (iii) a current list of the name and last known business, residence or mailing address of each Member and the Manager;

                        (iv) a copy of this Agreement and the Company's Certificate of Formation, and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which this Agreement and such Certificate of Formation and all amendments thereto have been executed;

                        (v) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property and services contributed by each Member and which each Member has agreed to contribute in the future, and the date upon which each became a Member; and

                        (vi) copies of records that would enable a Member to determine the Member's relative shares of the Company's distributions and the Member's relative voting rights.

                        (vii) all records related to the production and sale of coal-based synthetic fuel and the qualification of such fuel for Tax Credits pursuant to Section 29 of the Code, applicable Treasury Regulations, Revenue Procedures and any other pronouncements by the IRS, whether currently existing or promulgated in the future.

                (c) All books and records of the Company shall be open to inspection and copying by any of the Members or their Representatives during business hours and at such Member's expense, for any purpose reasonably related to such Member's interest in the Company.

        Section 7.3.    Bank Accounts, Notes and Drafts.

                (a) All funds not required for the immediate needs of the Company shall be placed in Permitted Investments, which investments shall have a maturity appropriate for the anticipated cash flows needs of the Company. All Company funds shall be deposited and held in accounts which are separate from all other accounts maintained by the Administrative Member and the Members, and the Company's funds shall not be commingled with any other funds of any other Person, including, without limitation, any Manager, any Member or any Affiliate (other than the Company itself) of a Manager or a Member.

                (b) The Members acknowledge that the Administrative Member may maintain Company funds in accounts, money market funds, certificates of deposit, other liquid assets in excess of the insurance provided by the Federal Deposit Insurance Corporation, or other depository insurance institutions and that the Administrative Member shall not be accountable or liable for any loss of such funds resulting from failure or insolvency of the depository institution.

                (c) Checks, notes, drafts and other orders for the payment of money shall be signed by such persons as the Administrative Member from time to time may authorize. When the Administrative Member so authorizes, the signature of any such person may be a facsimile.

        Section 7.4.    Financial Statements.

                (a) As soon as possible after the Closing Date, MHSI and Buyer shall meet to determine the procedures to be used by the Accounting Firm in order to issue an agreed upon procedures letter in accordance with Section 7.4(c) hereof, and MHSI shall promptly communicate such procedures to the Accounting Firm.

                (b) As soon as practical after the end of each Quarter, but in no event more than 30 days after the end of any such Quarter, the Administrative Member shall furnish to each Member (i) unaudited tax-basis financial statements with respect to such Quarter of the Company, consisting of
(A) a balance sheet showing the Company's financial position as of the end of such Quarter, (B) profit and loss statements for such Quarter, (C) a statement of cash flows for such Quarter, certified by a responsible officer of the Administrative Member as true complete and correct in all material respects and
(ii) a summary of the number of Tons and the BTU content of the synthetic fuel produced and sold by the Company to unrelated persons during such Quarter.

                (c) Within 90 days after the end of each Fiscal Year, the Administrative Member shall furnish to each Member (i) tax-basis financial statements with respect to such Fiscal Year that are audited and certified by the Accounting Firm, (ii) a statement of each Member's closing Capital Account balance as of the end of such Fiscal Year, (iii) a statement of the number of Tons and the BTU content of the synthetic fuel produced and sold by the Company to unrelated Persons during each Quarter during the Fiscal Year as well as a procedures letter from the Accounting Firm stating that the determination was made in accordance with agreed upon practices and procedures. The audited financial statements must include (A) a balance sheet showing the Company's financial position as of the end of such Fiscal Year, (B) profit and loss statements for such Fiscal Year and (C) a statement of cash flows for such Fiscal Year.

        Section 7.5.    Partnership Status and Tax Elections.

                (a) It is the intent of the Members that the Company be taxed as a partnership for United States federal, state and local income tax purposes. The Members hereby agree not to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute and agree not to elect for the Company to be treated as a corporation, or an association taxable as a corporation, under the Code or any similar state statute.

                (b) The Company shall make the following elections and take the following positions under United States income tax laws and regulations and any similar state statutes:

                        (i) Adopt the Fiscal Year as the annual accounting period; and

                        (ii)    Adopt the accrual method of accounting.

                (c) The Company shall file an election under Section 754 of the Code and the Treasury Regulations thereunder to adjust the basis of the Company assets under Section 734(b) of the Code or Section 743(b) of the Code and any corresponding elections under the applicable sections of state and local law.

                (d) The Company shall file an election under Section 6231(a)(1)(B)(ii) of the Code and the Treasury Regulations thereunder to treat the Company as a partnership to which the provisions of Sections 6221 through 6234 of the Code, inclusive, apply.

        Section 7.6. Company Tax Returns. The United States federal income Tax Returns for the Company and all other Tax Returns of the Company shall be prepared in a manner consistent with the Private Letter Ruling and as directed by the Administrative Member in Consultation with the other Members. The Administrative Member, in Consultation with the other Members, may extend the time for filing any such Tax Returns as provided for under applicable statutes. At the Company's expense, the Administrative Member shall cause the Company to retain the Accounting Firm to prepare or review the necessary federal and state income Tax Returns and information returns for the Company. Each Member shall provide such information, if any, as may be reasonably needed by the Company for purposes of preparing such Tax Returns, provided that such information is readily available from regularly maintained accounting records. At least 30 days prior to filing the federal and state income Tax Returns and information returns, the Administrative Member shall deliver to the other Members for their review a copy of the Company's federal and state income Tax Returns and information returns in the form proposed to be filed for each Fiscal Year, and shall incorporate all reasonable changes or comments to such proposed Tax Returns and information returns requested by the other Members at least ten days prior to the filing date for such returns. After taking into account any such requested changes, the Administrative Member shall cause the Company to timely file, taking into account any applicable extensions, such Tax Returns. Within 20 days after filing such federal and state income Tax Returns and information returns, the Administrative Member shall cause the Company to deliver to each Member a copy of the Company's federal and state income Tax Returns and information returns as filed for each Fiscal Year, together with any additional tax-related information in the possession of the Company that such Member may reasonably and timely request in order to properly prepare its own income Tax Returns.

        Section 7.7.    Tax Audits.

                (a) MHSI is hereby designated as the "tax matters partner," as that term is defined in Section 6231(a)(7) of the Code (the "Tax Matters Partner"), of the Company, with all of the rights, duties and powers provided for in Sections 6221 through 6234 of the Code, inclusive. MHSI is hereby directed and authorized to take whatever steps MHSI, in its reasonable discretion, deems necessary or desirable to perfect such designation, including, without limitation, filing any forms or documents with the IRS and taking such other action as may from time to time be required under the Treasury Regulations. If MHSI transfers some or all of its Membership Interest (other than to an Affiliate), MHSI shall be removed as the Tax Matters Partner and the then-current members of the Company shall select a replacement Tax Matters Partner for the Company effective as of the date of the transfer of MHSI's Membership Interest (other than to an Affiliate).

                (b) The Tax Matters Partner, in Consultation with the other Members, shall direct the defense of any claims made by the IRS to the extent that such claims relate to the adjustment of Company items at the Company level and, in connection therewith, shall cause the Company to retain and to pay the fees and expenses of counsel and other advisors chosen by the Tax Matters Partner in Consultation with the other Members. The Tax Matters Partner shall promptly deliver to each other Member a copy of all notices, communications, reports and writings received from the IRS relating to or potentially resulting in an adjustment of Company items, shall promptly advise each of the other Members of the substance of any conversations with the IRS in connection therewith and shall keep the other Members advised of all developments with respect to any proposed adjustments which come to its attention. In addition, the Tax Matters Partner shall (i) provide the other Members with a draft copy of any correspondence or filing to be submitted by the Company in connection with any administrative or judicial proceedings relating to the determination of Company items at the Company level reasonably in advance of such submission, (ii) incorporate all reasonable changes or comments to such correspondence or filing requested by the other Members and (iii) provide the other Members with a final copy of correspondence or filing. The Tax Matters Partner will provide each Member with notice reasonably in advance of any meetings or conferences with respect to any administrative or judicial proceedings relating to the determination of Company items at the Company level (including any meetings or conferences with counsel or advisors to the Company with respect to such proceedings) and each Member shall have the right to participate, at its sole cost and expense, in any such meetings or conferences.

                (c) Notwithstanding Section 7.7(b), the Tax Matters Partner shall not (i) enter into any settlement agreement that is binding upon the other Member with respect to the determination of Company items at the Company level or (ii) file a petition under Section 6226(a) of the Code for the readjustment of Company items without the prior consent of the other Member, such consent not to be unreasonably withheld.

                (d) If for any reason the IRS disregards the election made by the Company pursuant to Section 7.5(d) and commences any audit or proceeding in which it makes a claim, or proposes to make a claim, against any Member that could reasonably be expected to result in the disallowance or adjustment of any items of income, gain, loss, deduction or credit (including Tax Credits) allocated to such Member by the Company, then such Member shall promptly advise the other Members of the same, and such Member, in Consultation with the other Members, shall use commercially reasonable efforts to convert the portion of such audit or proceeding that relates to such items into a Company level proceeding consistent with the Company's election pursuant to Section 7.5(d).

                                  ARTICLE VIII
                                   MANAGEMENT

        Section 8.1. Management. The Manager shall have the authorities, powers and responsibilities set forth in the O&M Agreement (and as provided herein). The Company hereby ratifies and approves the O&M Agreement. Except as delegated to the Administrative Member or the Manager hereunder, or as provided in the O&M Agreement or as reserved to the Members or as otherwise provided in this Agreement, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board of Managers, who shall take all actions for and on behalf of the Company not otherwise provided for in this Agreement. In addition, the Members may vest in the Board of Managers the authority to take such actions for and on behalf of the Company not otherwise provided for in this Agreement or reserved to the Members, to the extent such actions are not inconsistent with the terms of this Agreement.

        Section 8.2. Administrative Member. The Members shall appoint, and from time to time may remove and replace, a Member to be the Administrative Member. The duties of the Administrative Member shall be (a) to manage the cash and bank accounts of the Company, (b) to receive and pass on to the other Members notices, reports and other communications from the Manager, (c) to liaise with the Owners Representative under the O&M Agreement (including setting monthly production levels, so long as such levels, on a quarterly basis, are within the Quarterly Maximum Production and Quarterly Minimum Production levels), (d) to negotiate contracts for the purchase of coal and sale of synfuel within parameters set by the Members from time to time, (e) to carry out the administrative duties of the Administrative Member set forth in this Agreement, (f) to execute contracts, agreements and other documents on behalf of the Company, and (g) such other duties as the Members shall require from time to time; provided that the exercise of the foregoing duties shall in all instances be subject to the provisions of Section
8.3. The initial Administrative Member is MHSI.

        Section 8.3.    Members.

                (a) In addition to any other approval required by applicable law or this Agreement, the following matters are reserved to the Members, and neither the Company, the Manager nor any Officer shall do or take any of the following actions without the consent of Members holding at least 60% of the Membership Interests as provided in the final paragraph of this Section 8.3(a).

                        (i) Any sale, lease or disposition of any of the Facilities;

                        (ii) Any merger or consolidation of the Company with another Person, or sale, lease or other disposition of all or substantially all of the assets of the Company;

                        (iii) Causing the Company to incur in any single transaction or in any series of related transactions indebtedness for borrowed money in excess of $2 million;

                        (iv) Any issuance, sale or buy-back of equity interests by the Company, unless a Member or the Company is otherwise entitled to take any such action on behalf of the Company under this Agreement following a default by another Member, or the admission of a Person as a Member except as otherwise provided in Article X hereof following a Transfer;

                        (v) Approval of transactions between the Company and any Member, the Manager or any Affiliates of the Members;

                        (vi) Causing the Company to (A) institute litigation or arbitration with respect to another Person involving in excess of $2 million or (B) settle claims, litigation or arbitration if, as a result, the Company is obligated to pay more than $2 million, unless in either case a Member is otherwise entitled to take any such action on behalf of the Company under this Agreement;

                        (vii) Guaranteeing in the name or on behalf of the Company, the payment of money or the performance of any contract or other obligation of any Person where the aggregate of all such outstanding guarantees by the Company is in excess of $2 million;

                        (viii) Causing the Company to engage in any business or activity that is not within the purpose of the Company, as set forth in this Agreement or to change such purpose;

                        (ix) Amendment or termination of the Company's certificate of formation or any other Transaction Agreement if the amendment or termination would have a material adverse effect on the Company;

                        (x) Admitting any additional Member other than pursuant to the terms hereof;

                        (xi) Converting the Company to another type of entity other than a limited liability company or changing any tax elections provided for herein;

                        (xii) Shutting down any of the Facilities; except that after any announcement by the IRS that the Tax Credits are or were subject to a reduction of more than 50% under Section 29(b)(1) of the Code, thereafter and until any subsequent IRS announcement that the Tax Credits have been fully restored, the continued operation of the Facility shall require consent of Members holding at least 60% of the Membership Interests as provided in the final paragraph of this Section 8.3(a);

                        (xiii) Instructing or permitting the Operator to produce more than the Quarterly Maximum Production or less than the Quarterly Minimum Production;

                        (xiv) Instructing or permitting the Operator to use a chemical reagent other than the chemical reagent specified in the Request;

                        (xv) Instructing or permitting the Operator to use a chemical reagent at any of the Facilities at a concentration less than the levels specified on Schedule 8.3(a)(xv) hereto;

                        (xvi) Instructing or permitting the Operator to decrease the amount of dilution water as compared to the chemical reagent below the target dilution rate as provided in Schedule 8.3(a)(xv);

                        (xvii) Instructing or permitting the Operator to replace, change or modify any of the equipment at any of the Facilities, except for: (A) the replacement of parts with substantially identical parts; (B) the replacement or addition of electrical components (excluding motor drives), meters, scales, sampling and testing, programmable logic controller or other measuring equipment to improve quality control; (C) the replacement of front-end loaders, vehicles and other similarly mobile equipment (it being agreed that the Facilities themselves are not "mobile equipment" for this purpose); or (D) the addition, replacement or modification of equipment for the purpose of safety or occupational health improvements;

                        (xviii) Changing the Independent Chemist or the testing protocol attached as Schedule 8.3(a)(xviii);

                        (xix) Responding to requests for, or providing, approvals, consents, waivers or instructions under or relating to the O&M Agreement (other than those relating to any operational changes described above) by, or to, the Manager (Operator), the Operators Representative or the Owners Representative (as such terms are defined in the O&M Agreement) that involve the requirements set forth on Schedule 8.3(a)(xix) or that involve spending for the account of the Company of an amount in excess of $5,000,000 (it being acknowledged that the Board of Managers may approve such actions in the cost range $1,000,000-$4,999,999); or

                        (xx) Changing the parameters set by the Members for contracts entered into by the Company for the purchase of coal and sale of synfuel, including use of any coals from mines other than those permitted under feedstock supply agreements existing on the date hereof.

                Except as expressly otherwise provided, the decision of each Member as to whether or not to consent to any of the foregoing matters shall be in the sole discretion of such Member. A Member will be deemed to have consented if no response is received from that Member within 20 Business Days of delivery to that Member of a request for consent regarding any of the matters described in clauses (xiv) through (xx) above. A request for consent shall be sent by the Administrative Member to the Persons listed on Schedule 8.3(a) attached hereto, which may be modified from time to time by Buyer by written notice to the Administrative Member.

                (b) Except as otherwise provided in this Agreement each of the Members shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any other Person who is a Member, the Manager or any Officer or employee of the Company, or by any other individual as to matters the Members reasonably believes are within such other individual's professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distribution to the Members might properly be paid.

        Section 8.4. Board of Managers. The Company shall have a board of managers (the "Board of Managers") consisting of two individuals appointed by Buyer and two individuals appointed by MHSI. The initial Board of Managers shall be the individuals set forth on Exhibit B attached hereto. Any vacancy on the Board of Managers shall be filled by appointment by the Member who was entitled to appoint the resigning individual. The Board of Managers shall exercise the authority provided in Section 8.1 or as otherwise provided in this Agreement or specifically authorized by the Members in accordance with Section 8.3(a), either at a meeting called by the Administrative Member or by any member of the Board of Managers at which at least one representative of Buyer and one representative of MHSI is present, or, alternatively, by unanimous written consent. No member of the Board of Managers, in his or her individual capacity as such, shall have the authority or capacity to bind the Company except pursuant to a resolution of the Board of Managers expressly authorizing such authority. All decisions of the Board of Managers taken at a meeting of the Board of Managers (i.e., not taken by unanimous written consent) shall require the affirmative approval of a majority of the members of the Board of Managers, provided that such majority shall include at least one member of the Board of Managers appointed by each of Buyer and MHSI. Each of Buyer, MHSI and Holdings expressly agrees that no member of the Board of Managers shall have a fiduciary duty to act on behalf of any or all of the Members.

        Section 8.5. Insurance. The Company shall acquire and maintain (including making changes to coverage and carriers) such casualty, general liability (including product liability), property damage and other types of insurance with respect to the Facilities and/or the operations of the Company, as is required by the Project Documents, and such additional insurance as may otherwise be determined by the Manager to be necessary or advisable from time to time.

        Section 8.6. Duties. To the extent that, at law or in equity, a Member has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member or other Person bound by this Agreement, a Member acting under this Agreement shall not be liable to the Company or to any Member or other Person bound by this Agreement for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Member otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Member.

        Section 8.7. Chemical Change Testing. The Company shall cause tests to be conducted at least quarterly on the synthetic fuel produced by the Facilities to confirm that such fuel has undergone a significant chemical change compared to the coal feedstock and chemical reagent from which it is produced. Samples for such testing shall be taken in accordance with the sampling and testing protocol for the Company and then shall be forwarded to the Independent Chemist for analysis. The Manager may not make any material changes to the sampling and testing protocol without the consent of all the Members, such consent not to be unreasonably withheld or delayed. The Manager shall Consult with all Members regarding any other changes to the sampling and testing protocol. Copies of all reports prepared by the Independent Chemist and used in computing the Estimated Tax Credits shall be forwarded to each Member with the Operations Report. Copies of any reports prepared by the Independent Chemist which do not conclude that the synthetic fuel produced at the Facilities has undergone a significant chemical change shall be forwarded immediately to each Member.

        Section 8.8. Limitation on Damages. MHSI's aggregate liability for damages resulting from a breach or breaches of any of its obligations, covenants or agreements hereunder, including without limitation, taking any actions in violation of Section 8.3 hereof, shall not exceed 119% of the aggregate amount of all Tax Credits allocated to Buyer hereunder at the time such liability arises, less any indemnification amounts paid by MHSI pursuant to Sections 7.1 or 7.10 of the Purchase Agreement; provided, however, that to the extent such liability results from any actions taken by the Manager without the express instruction or consent of MHSI or its agents, the foregoing percentage shall be 53% (rather than 119%).

        Section 8.9. Suspension of Production. Notwithstanding anything to the contrary in this Agreement, upon notice from either Buyer or MHSI that it reasonably believes (based on specific market prices or other public information) that Tax Credits for the current calendar year will be reduced under Section 29(b)(1) by 50% or more, which notice shall include an explanation in reasonable detail of the reasons for such belief, the Members will promptly Consult in good faith and, unless such notice is withdrawn within five Business Days, production will be suspended from the end of such five Business Days until the end of the calendar year (or such earlier date as Members holding 60% or more of the Membership Interests may specify for resuming production).

                                   ARTICLE IX
                                     BUDGET

        Section 9.1. Preparation. The Budget for the Company for Fiscal Year 2003 is attached hereto as Exhibit C. On or before November 15, 2003, and November 15th of each year thereafter through the term of this Agreement (except for the year during which the Termination Date occurs), the Manager will prepare, and the Board of Managers shall consider, and if thought fit, approve, a budget for the following Fiscal Year. The initial budget and each annual budget as prepared by the Manager hereunder is referred to herein as a "Budget." At the time the Budget is prepared by the Manager and approved by the Board of Managers, it will include revised financial projections that show Anticipated Tax Credits and expected losses and Capital Contributions through December 31, 2007.

        Section 9.2. Content. Each Budget will contain a line-item specification of projected operating revenues and expenses, including revenues and expenditures consistent with the Company's operating contracts and the projected operating deficit and, unless approved otherwise by the Board of Managers, will reflect production levels not less than the Quarterly Minimum Production and not greater than the Quarterly Maximum Production.

        Section 9.3. Amendments and Supplements. During the Fiscal Year covered by a Budget, the Board of Managers may amend the Budget.

                                    ARTICLE X
                  TRANSFERS; RIGHT OF FIRST REFUSAL, PUT RIGHT

        Section 10.1. Prohibited Transfers. No Member shall sell, transfer, assign, convey, or otherwise dispose of all or any part of its Membership Interest (a "Transfer") or any interest, rights or obligations with respect thereto except as provided in this Article X. A Member may not pledge, mortgage, encumber or hypothecate all or any part of its Membership Interest without the prior consent of the other Members, which consent may be withheld by such other Members in their reasonable discretion except as provided for in the Buyer Security Agreement or the Seller Security Agreement. Any attempted Transfer or pledge, mortgage, encumbrance, or hypothecation, other than in strict accordance with this Article X, shall be null and void and of no force or effect whatsoever, and the purported transferee shall have no rights as a Member or otherwise in or to the Membership Interest.

        Section 10.2. Conditions to Transfer by MHSI. Upon the satisfaction of the following conditions, MHSI (which for purposes of this Section 10.2 and Section 10.5 hereof shall also mean and include Holdings) may Transfer all or a portion of its Membership Interest and the transferee shall become a Member in place of MHSI with respect to such transferred Membership Interest:

                (a) MHSI and the prospective transferee each execute, acknowledge and deliver to the Company such instruments of transfer and assignment with respect to such Transfer and such other instruments as are reasonably satisfactory in form and substance to the Administrative Member to effect such Transfer and to confirm MHSI's intention that the transferee become a Member in its place;

                (b) The transferee executes, adopts and acknowledges this Agreement, and executes such other agreements as the Administrative Member may reasonably deem necessary or appropriate to confirm the undertaking of the transferee to be bound by the terms of this Agreement and to assume the obligations of MHSI under this Agreement and the Purchase Agreement (to the extent MHSI is to be released from such obligations);

                (c) The Transfer will not violate any securities laws or any other applicable federal or state laws or the order of any court having jurisdiction over the Company or any of its assets;

                (d) The Transfer will not result in a termination of the Company under Section 708(b)(1)(B) of the Code, unless MHSI has indemnified the other Members against the adverse tax effects in a manner acceptable to the other Members or has caused the IRS to reissue all rulings issued with respect to the Facilities;

                (e) The Transfer will not cause the Company to be classified for United States federal tax purposes as an association taxable as a corporation; and

                (f) The Seller Parent Guaranty remains in full force and effect or the transferee's parent or other Affiliate of the transferee (the "Substitute Seller Guarantor") enters into a guaranty agreement substantially similar to the Seller Parent Guaranty and such Substitute Seller Guarantor has a credit rating at least equal to the credit rating of Seller Parent on the Closing Date; provided, however, that MHSI may not transfer all or a portion of its Membership Interest during the twelve-month period following the Closing Date without Buyer's consent.

        Section 10.3. Conditions of Transfer by Buyer. Upon the satisfaction of the following conditions, Buyer may Transfer all or a portion of its Membership Interest and the transferee shall become a Member with respect to such transferred Membership Interest:

                (a) Buyer and the prospective transferee each execute, acknowledge and deliver to the Company such instruments of transfer and assignment with respect to such Transfer and such other instruments as are reasonably satisfactory in form and substance to the Administrative Member to effect such Transfer and to confirm Buyer's intention that the transferee become a Member in its place;

                (b) The transferee executes, adopts and acknowledges this Agreement, and executes such other agreements as the Administrative Member may reasonably deem necessary or appropriate to confirm the undertaking of the transferee to be bound by the terms of this Agreement and to assume the obligations of Buyer under this Agreement and the Purchase Agreement (to the extent the Buyer is to be released from such obligations);

                (c) The Transfer will not violate any securities laws or any other applicable federal or state laws or the order of any court having jurisdiction over the Company or any of its assets;

                (d) The Transfer will not result in a termination of the Company under Section 708(b)(1)(B) of the Code, unless Buyer has indemnified the other Members against the adverse tax effects in a manner acceptable to the other Members or has caused the IRS to reissue all rulings issued with respect to the Facility;

                (e) The Transfer will not cause the Company to be classified for United States federal tax purposes as an association taxable as a corporation; and

                (f) The Buyer Parent Guaranty remains in full force and effect or the transferee's parent or other Affiliate of the transferee (the "Substitute Buyer Guarantor") enters into a guaranty agreement substantially similar to the Buyer Parent Guaranty and such Substitute Buyer Guarantor has a credit rating at least equal to the credit rating of the Buyer Parent on the Closing Date.

        Section 10.4. Indirect Transfers. No Member shall permit the transfer of direct or indirect ownership interests in the Member if such transfer would result in the termination of the Company under Section 708(b)(1)(B) of the Code, unless such Member has indemnified the other Members against the adverse tax effects in a manner acceptable to the other Members or has caused the IRS to reissue all rulings with respect to the Facilities.

        Section 10.5. Right of First Refusal. If either Buyer or MHSI (the "Transferor") desires to Transfer any of its Membership Interest (other than to an Affiliate) and the Transfer otherwise complies with the restrictions contained in this Agreement, the Transferor shall deliver a notice to the Company and the other Member setting forth the price and other material terms upon which such Membership Interest will be transferred (a "Transfer Notice"). The other Member shall have the right, for a period of ten Business Days after receipt of a Transfer Notice, to elect to purchase the subject Membership Interest at the price set forth in the Transfer Notice and on other terms substantially similar to the other material terms set forth in the Transfer Notice. The closing of the sale of the Membership Interest covered by the Transfer Notice pursuant to this Section 10.5 shall occur 20 Business Days after the Transferor delivers the Transfer Notice to the other Member of the exercise of its rights hereunder, or at such other time as the parties agree. If the other Member elects not to purchase all of such Membership Interest within its option period, subject to the other restrictions contained in this Agreement, such other Member may proceed with such Transfer of such Membership Interest; provided, however, that any such Transfer shall be (a) effected within 120 days of the election not to exercise the right of first refusal set forth herein and
(b) on terms materially no more favorable to the transferee than the terms set forth in the last Transfer Notice delivered to the other Member.

        Section 10.6. Admission. Any transferee of all or part of a Membership Interest pursuant to a Transfer made in accordance with this Agreement shall be admitted to the Company as a substitute Member upon its execution of a counterpart to this Agreement.

        Section 10.7. Future Cooperation. In the event that any Member desires to increase or decrease its Membership Interest, the Members agree to Consult in good faith to consider a sale and purchase of such interest.

        Section 10.8. Put and Redemption Rights. (a) Upon (i) the occurrence of a Tax Event, or (ii) the exercise by Buyer of its right to defer payments for low volume pursuant to Section 2.6 of the Purchase Agreement for the fourth time (the "Fourth Deferral"), Buyer shall have the option, exercisable by delivery of written notice thereof to the Company within 60 days of such Tax Event or Fourth Deferral, to require the Company to redeem its Membership Interest, in whole but not in part, such redemption to occur by the later of (i) the 60th day after the occurrence of such Tax Event or Fourth Deferral or (ii) the tenth day after the receipt of written notice from Buyer; provided, however, that exercise of such option with respect to clause (i) on the basis of the last sentence of the definition of Tax Event shall be subject to MHSI's right pursuant to Section 2.5(g) of the Purchase Agreement to delay the effective date of Buyer's right to redeem until December 31, 2003.

                (b)     Upon (i) the exercise by MHSI of its option pursuant to
Section 6.1 of the Purchase Agreement to terminate the Purchase Agreement, MHSI may require the Company, by delivery of written notice thereof to the Company to redeem Buyer's Membership Interest, in whole but not in part.

                (c) If Buyer exercises the option in paragraph (a) above, or MHSI exercises the option in paragraph (b) above, (i) Buyer shall reconvey and transfer to the Company all right, title and interest in and to the Membership Interest, free and clear of all Encumbrances other than the obligations and liabilities under Transaction Agreements with respect thereto; (ii) Buyer shall be deemed to have made the written representations set forth on Exhibit D attached hereto to MHSI and the Company; (iii) Buyer shall take all such further actions and execute, acknowledge and deliver all such further documents that are necessary or useful to effectuate the transfer of the Membership Interest contemplated by this Section 10.8; (iv) the Company shall effectuate such redemption; (v) all obligations and liabilities associated with the Membership Interest will terminate except those obligations and liabilities accrued through the date of termination; (vi) Buyer will have no further rights as a member of the Company; (vii) this Agreement shall be amended to reflect Buyer's resignation as a member of the Company; and (viii) Buyer shall have no further obligation thereafter to make any contributions to the capital of the Company or any further payments of the Purchase Price under the Purchase Agreement, except those obligations and liabilities accrued through the date of termination. Relief from the obligation of Buyer to make such payments will be deemed sufficient consideration for the reconveyance and transfer of the Membership Interest to the Company.

                                   ARTICLE XI
                           DISSOLUTION AND WINDING-UP

        Section 11.1. Events of Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of any of the following:

                (a) the unanimous written consent of the Members to dissolve and terminate the Company;

                (b)     the entry of a decree of judicial dissolution under
Section 18-802 of the Act;

                (c)     the occurrence of the Termination Date; or

                (d) at any time there are no members of the Company unless the business of the Company is continued in accordance with the Act.

        Section 11.2. Distribution of Assets. Upon the occurrence of one of the events set forth in Section 11.1 hereof, the Members shall appoint one or more liquidator(s) (which may include one or more Members or the Manager). Upon the occurrence of such an event, the liquidator(s) shall proceed diligently to wind-up the affairs of the Company and make final distributions as provided herein and in the Act. The liquidator(s) may sell any or all Company property, including to Members. The liquidator(s) shall cause the Company to cease the production of synthetic fuel. The liquidator(s) shall first pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including the Working Capital Loans and all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent, conditional or unmatured liabilities in such amount and for such term as the liquidator may reasonably determine) in the order of priority as provided by law. The balance of the assets of the Company shall be distributed pro rata to the Members in accordance with their positive balance in their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods and after first treating the assets as if they had been sold and allocating the deemed gain among the Members for purposes of adjusting their Capital Accounts. The distribution of cash and/or property to a Member in accordance with the provisions of this Section 11.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member on its Membership Interest in the Company of all the Company's property and constitutes a compromise to which all Members have consented within the meaning of the Act. If the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return Capital Contributions of each Member, such Member shall have no recourse against the Company or any other Member.

        Section 11.3. In-Kind Distributions. There shall be no distribution of assets of the Company in kind without the prior written consent of all of the Members.

        Section 11.4.   Certificate of Cancellation.

                (a) When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a Certificate of Cancellation shall be executed and filed by the liquidator with the Secretary of State of the State of Delaware, which certificate shall set forth the information required by Section 18-203 of the Act.

                (b) Upon the filing of the Certificate of Cancellation, the existence of the Company shall cease.

                                   ARTICLE XII
                                  MISCELLANEOUS

        Section 12.1. Notices. Unless otherwise provided herein, any offer, acceptance, election, approval, consent, certification, request, waiver, notice or other communication required or permitted to be given hereunder (collectively referred to as a "Notice"), shall be in writing and delivered (a) in person, (b) by registered or certified mail with postage prepaid and return receipt requested, (c) by recognized overnight courier service with charges prepaid or (d) by facsimile transmission, directed to the intended recipient at the address of such Member set forth on Exhibit A attached hereto or at such other address as any Member hereafter may designate to the others in accordance with a Notice under this
Section 12.1. A Notice or other communication will be deemed delivered on the earliest to occur of (i) its actual receipt when delivered in person, (ii) the fifth Business Day following its deposit in registered or certified mail, with postage prepaid, and return receipt requested, (iii) the second Business Day following its deposit with a recognized overnight courier service or (iv) the date of receipt of a facsimile or, if such date of receipt is not a Business Day, the next Business Day following such date of receipt, provided the sender can and does provide evidence of successful transmission. Any Notice or other communication received on a day that is not a Business Day or later than 5:00 p.m. on a Business Day shall be deemed to be received on the next Business Day.

        Section 12.2. Amendment. Except for an amendment of Exhibit A hereto to reflect a resignation of a Member from the Company in accordance with the terms of this Agreement, a Transfer of a Membership Interest in accordance with the terms of this Agreement, the admission of a new Member in accordance with the terms of this Agreement, or a change in percentage of Membership Interest, this Agreement may be changed, modified or amended only by an instrument in writing duly executed by all of the Members.

        Section 12.3. Partition. Each of the Members hereby irrevocably waives, to the extent it may lawfully do so, any right that such Member may have to maintain any action for partition with respect to the Company property.

        Section 12.4. Waivers and Modifications. Any waiver or consent, express, implied or deemed, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company or any action inconsistent with this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company or any other such action. Failure on the part of a Person to insist in any one or more instances upon strict performance of any provisions of this Agreement, to take advantage of any of its rights hereunder, or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that Person or its rights with respect to that default until the applicable statute of limitations period has lapsed. All waivers and consents hereunder shall be in writing and shall be delivered to the other Members in the manner set forth in
Section 12.1. All remedies afforded under this Agreement shall be taken and construed as cumulative and in addition to every remedy provided for herein and by applicable law.

        Section 12.5. Severability. Except as otherwise provided in the succeeding sentence, every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid terms or provision would be to cause any Party to lose the benefit of its economic bargain.

        Section 12.6. Successors; No Third-Party Beneficiaries. This Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Members that this Agreement shall not be construed as a third-party beneficiary contract.

        Section 12.7. Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto or incorporated herein by reference, constitutes the entire agreement of the Members with respect to the matters covered herein. This Agreement supersedes all prior agreements and oral understandings among the parties hereto with respect to such matters, including, without limitation, the Original Operating Agreement.

        Section 12.8. Public Announcements. Each Member shall consult with every other Member before issuing any public announcement, statement or other disclosure with respect to the Transaction Agreements or the transactions contemplated hereby or thereby and no Member shall issue any such public announcement, statement or other disclosure before such consultation, except as may be required by any Legal Requirement or by obligations pursuant to any listing agreement with any national securities exchange. Each Member will have the right to review in advance all information relating to the transactions contemplated by the Transaction Agreements that appear in any filing made in connection with the transactions contemplated hereby or thereby by any other Member.

        Section 12.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

        Section 12.10. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

        Section 12.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together will constitute one instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart.

        Section 12.12. Consent to Jurisdiction. Without limiting the other provisions of this Section 12.12 hereof, the Parties agree that any legal proceeding by or against any Party or with respect to or arising out of this Agreement may be brought in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York located in the Borough of Manhattan in the City of New York, New York. By execution and delivery of this Agreement, each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever.

                The parties hereby waive, to the full extent permitted by law, any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that such party is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or
(iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party is entitled pursuant to any final judgment of any court having jurisdiction. IN ADDITION, EACH PARTY KNOWINGLY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN AND AS TO ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY CLAIM, COUNTERCLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM THEREIN.

        Section 12.13. Confidentiality. The Members shall, and shall cause their Affiliates and their respective stockholders, members, subsidiaries and Representatives to, hold confidential and not use in any manner detrimental to the Company or any Member all information they may have or obtain concerning the Company and its assets, business, operations or prospects or this Agreement (the "Confidential Information"); provided, however, that Confidential Information shall not include information that (a) becomes generally available to the public other than as a result of a disclosure by a Member or any of its Representatives, (b) becomes available to a Member or any of its Representatives on a nonconfidential basis prior to its disclosure by the Company or its Representatives, (c) is required or requested to be disclosed by a Member or any of its Affiliates or their respective stockholders, members, subsidiaries or Representatives as a result of any applicable Legal Requirement or rule or regulation of any stock exchange, or (d) is required or requested by the IRS in connection with the Facilities or Tax Credits relating thereto, including in connection with a request for any private letter ruling, any determination letter or any audit. If such party becomes compelled by legal or administrative process to disclose any Confidential Information, such party will provide the other Members with prompt Notice so that the other Members may seek a protective order or other appropriate remedy or waive compliance with the non-disclosure provisions of this Section 12.13 with respect to the information required to be disclosed. If such protective order or other remedy is not obtained, or such other Members waive compliance with the non-disclosure provisions of this
Section 12.13 with respect to the information required to be disclosed, the first party will furnish only that portion of such information that it is advised, by opinion of counsel, is legally required to be furnished and will exercise reasonable efforts, at the other Members' expense, to obtain reliable assurance that confidential treatment will be accorded such information, including, in the case of disclosures to the IRS described in clause (d) above, to obtain reliable assurance that, to the maximum extent permitted by applicable Legal Requirements, such information will not be made available for public inspection pursuant to Section 6110 of the Code. Nothing herein shall be construed as prohibiting a party hereunder from using such Confidential Information in connection with (i) any claim against another Member hereunder,
(ii) any exercise by a party hereunder of any of its rights hereunder and (iii) a disposition by a Member of all or a portion of its Membership Interest or a disposition of an equity interest in such Member or its Affiliates, provided, that, such potential purchaser shall have entered into a confidentiality agreement with respect to Confidential Information on customary terms used in confidentiality agreements in connection with corporate acquisitions before any such information may be disclosed.

        Section 12.14. Joint Efforts. To the full extent permitted by law, neither this Agreement nor any ambiguity or uncertainty herein will be construed against any of the parties hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been prepared by the joint efforts of the respective attorneys for, and has been reviewed by, each of the parties hereto.

        Section 12.15. Specific Performance. The Members agree that irreparable damage will result if this Agreement is not performed in accordance with its terms, and the Members agree that any damages available at law for a breach of this Agreement would not be an adequate remedy. Therefore, to the full extent permitted by law, the provisions hereof and the obligations of the Members hereunder shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that a Member may have under this Agreement, at law or in equity.

        Section 12.16. Survival. All indemnities and reimbursement obligations made pursuant to this Agreement shall survive dissolution and liquidation of the Company until expiration of the longest applicable statute of limitations (including extensions and waivers) with respect to the matter for which a Person would be entitled to be indemnified or reimbursed, as the case may be.

        Section 12.17. Construction. As used herein, the singular shall include the plural and all references herein to one gender shall include the others, as the context requires. Unless the context requires otherwise, the words this Agreement, hereof, hereunder, herein, hereby, thereof, thereunder, or words of similar import refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Unless otherwise expressly provided, all references to Articles, Sections or Exhibits are to Articles, Sections or Exhibits of this Agreement. The headings and captions are used in this Agreement for convenience only and shall not be considered when determining the meaning of any provisions of this Agreement.

        Section 12.18. Other Activities. Nothing contained herein shall be interpreted as restricting any Member from engaging in or owning interests in other businesses similar to or competitive with the business of the Company, and the other Member shall have no rights in, and shall not be entitled to pursue any rights in or to derive any profits from, such other businesses.

        Section 12.19. Effective Date. This Agreement shall have no force or effect unless and until the Closing, as defined in the Purchase Agreement, has occurred, at which time this Agreement shall automatically and without any further action become effective.

               [Remainder of this page left intentionally blank.]

                IN WITNESS WHEREOF, the parties, each a Member, have caused this Amended and Restated Limited Liability Company Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                         SYNTHETIC AMERICAN FUEL ENTERPRISES
                                         HOLDINGS, INC.

                                         By: /s/ Mark W. Brugger
                                             -------------------------
                                         Name:  Mark W. Brugger

                                         Title: President

                                         MARRIOTT HOTEL SERVICES, INC.

                                         By: /s/ Mark W. Brugger
                                             -------------------------

                                         Name:  Mark W. Brugger

                                         Title: Vice President

                                         SERRATUS LLC

                                         By: /s/
                                             -------------------------

                                         Name:

                                         Title: